Exhibit 99.2

BANK OF ASTORIA

NONEMPLOYEE DIRECTOR STOCK OPTION AGREEMENT

This Agreement, including the attached Terms and Conditions, is made as of                     , 20     (the “Grant Date”) by and between Bank of Astoria, an Oregon banking corporation (the “Bank”), and:

____________________________________	(“Optionee”)

____________________________________
(Address)

____________________________________

____________________________________
(Social Security Number)

Pursuant to the Bank’s Nonemployee Director Stock Option Plan (the “Plan”), which is incorporated by reference, and subject to the attached Terms and Conditions, the Bank hereby grants to Optionee an option (the “Option”) to purchase a number of shares of Common Stock of the Bank (the “Option Shares”) during the period (the “Option Period”) beginning on the Grant Date (and ending on the expiration date ten years after the Grant Date), as follows:

(the “Number of Shares”)

$	(the “Price per Share”)

OPTIONEE	BANK OF ASTORIA

By:

1 – NONEMPLOYEE DIRECTOR STOCK OPTION AGREEMENT

BANK OF ASTORIA

NONEMPLOYEE DIRECTOR STOCK OPTION AGREEMENT

Terms and Conditions

1. Exercise of Option.

Subject to the limitations stated in Section 2, during the Option Period Optionee may exercise the Option with respect to all or from time to time with respect to any part of the vested Option Shares by delivery to the Bank of

(a) a written notice in a form acceptable to the Bank specifying the number of whole Option Shares being purchased; and

(b) cash or collected funds, an assignment of Mature Stock, or a combination thereof, with an aggregate Fair Market Value equal to the sum of (i) the Exercise Price for the Option Shares exercised and (ii) the Withholding Taxes, if any, payable by the Bank incident to the exercise.

2. Limitations on Exercise.

Notwithstanding any provision of this Section or any other Section of this Agreement to the contrary, following the end of the Option Period the Option shall expire and no longer be exercisable. Subject to the previous sentence, the exercisability of the Option during the Option Period shall be subject to the following limitations:

(a) If the Optionee ceases being a director of the Bank for any reason other than the reasons identified in Section 2(b), the Optionee shall have the right to exercise the Option as follows:

(i) The Optionee may exercise the Options for a period of twelve months (12) from the date the Optionee ceased being a director, provided that if the Optionee dies before the twelve (12) month period has expired, the Options may be exercised by the legal representative or any person who acquires the right to exercise an Option by reason of the Optionee’s death for period of six (6) months from the date of the Optionee’s death.

(ii) If the Optionee dies while a member of the Board of Directors, the Options, to the extent exercisable by the Optionee at the date of death, may be exercised by the Optionee’s legal representative, or any person who acquires the right to exercise an Option by reason of the Optionee’s death, for a period of six (6) months from the date of the Optionee’s death.

(iii) In the event any Option is exercised by the executors, administrators, legatees, or distributees of the estate of a deceased Optionee, the Bank shall be under no obligation to issue stock thereunder unless and until the Bank is satisfied that the person or persons exercising the Option are the duly appointed legal representatives of the deceased Optionee’s estate or the proper legatees or distributees thereof.

2 – NONEMPLOYEE DIRECTOR STOCK OPTION AGREEMENT

(b) If a Optionee ceases being a director of the Bank due to an act of

(i) fraud or intentional misrepresentation or

(ii) embezzlement, misappropriation or conversion of assets or opportunities of the Bank or any Affiliate of the Bank or

(iii) any other gross or willful misconduct as determined by the Board, in its sole and exclusive discretion, all Options granted to such Optionee shall immediately be forfeited as of the date of the misconduct.

(c) In the event that the Bank or its shareholders enter into one or more agreements to dispose of all or substantially all of the assets of the Bank or fifty percent (50%) or more of the outstanding capital stock of the Bank by means of sale (whether as a result of a tender offer or otherwise), merger, reorganization or liquidation in one or a series of related transactions (“Acceleration Event”), then the Option shall continue to be exercisable during the fifteen (15) days immediately prior to the scheduled consummation of the Acceleration Event with respect to the full number of Option Shares unexercised; provided, however, that no such Acceleration Event shall occur in the event that (i) the primary purpose of the transaction is to change the Bank’s domicile solely within the United States, (ii) the terms of the agreement(s) require as a prerequisite for the consummation of the transaction that each such Option shall either be assumed by the successor corporation or parent thereof or be replaced with a comparable Option to purchase shares of capital stock of the successor corporation or parent thereof, or (iii) the transaction is approved by a majority of the members of the board of directors of the Bank who had either been in office for more than twelve months prior to such transaction or had been elected, or nominated for election by the Bank’s shareholders, by the vote of three-fourths of the directors then still in office who were directors at the beginning of such twelve-month period; and provided further that any such exercise of the Option during such fifteen (15) day period shall be conditioned upon the consummation of such transaction and shall be effective only immediately before such consummation, except to the extent that the Optionee may indicate, in writing, that such exercise is unconditional with regard to all or part of the unaccelerated portion of the Option. Upon consummation of the Acceleration Event contemplated by said agreement, the Options, whether or not accelerated, shall expire and cease to be exercisable, unless assumed by the successor corporation or parent thereof.

3. Vesting.

The Option shall vest and become exercisable on the Grant Date.

4. Bank’s Rights.

This Agreement is not an employment contract. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Bank to terminate Optionee’s employment, if Optionee is then an employee, for any reason.

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5. Changes to Outstanding Securities.

(a) If there is any change in the common stock of the Bank by reason of any stock dividend, stock split, spin-off, split-up, merger, consolidation, recapitalization, reclassification, combination or exchange of shares, or any other similar corporate event, the aggregate number of shares available under the Plan, and the number and the price of shares of common stock subject to outstanding Options shall be appropriately adjusted automatically.

(b) No right to purchase fractional shares shall result from any adjustment in Options pursuant to this Section 5. In case of any such adjustment, the shares subject to the Option shall be rounded down to the nearest whole share.

(c) Notice of any adjustment shall be given by the Bank to the Optionee and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes.

6. Shareholder’s Rights.

Neither Optionee nor any person entitled to exercise Optionee’s rights in the event of Optionee’s death shall have any of the rights of a shareholder with respect to the Option Shares except to the extent that certificates for such shares shall have been issued upon the exercise of the Option.

7. Definitions.

(a) Capitalized terms not otherwise defined herein shall have the definitions given such terms by the Plan as in effect on the Grant Date.

(b) The term “Fair Market Value” shall mean, with respect to shares of Bank common stock, the Fair Market Value per share (as defined in the Plan as in effect on the Grant Date), as of the date of exercise of the Option, reduced by any brokerage commissions, taxes, or other costs or expenses payable by the Bank and related to its sale of assigned Mature Stock.

(c) The term “Withholding Taxes” shall mean all income taxes, FICA, FUTA or similar employment taxes, and any other taxes or assessments payable by the Bank as the result of an exercise of this Option.

(d) The term “Acceleration Event” shall have that meaning specified in Section 2(c).

8. Parents and Subsidiaries.

For purposes of this Agreement, employment with the Bank shall include employment with any parent and any subsidiary of the Bank.

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9. Further Instruments.

The parties agree to execute such further instruments and to take such further actions as reasonably may be required to carry out the intent of this Agreement.

10. Notices.

Any notice required or permitted under this Agreement shall be in writing and shall be sent by receipted mail, postage prepaid, addressed to the Bank at its principal place of business and to Optionee at the address shown in this Agreement or at any other address Optionee indicates by notice to the Bank.

11. Nontransferability of Option.

The Option may not be sold, transferred, pledged, assigned, or otherwise alienated or hypotheticated, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Code or ERISA). The Option shall be exercisable during the Optionee’s lifetime only by the Optionee.

12. Assignability.

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Bank and, subject to the restrictions on transfer set forth in this Agreement, shall be binding upon and inure to the benefit of Optionee and Optionee’s heirs, executors, administrators, successors and assigns. The Bank may assign its rights and delegate its duties.

13. Entire Agreement.

This Agreement, including the Plan and the Exhibits, constitutes the entire agreement of the parties with respect to the subject matter hereof. In the event of a conflict between the Plan and this Agreement, the Plan shall prevail.

14. Amendments.

No representation or promise relating to and no amendment of this Agreement shall be binding unless in writing and signed by all of the parties.

15. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws (excluding the conflict of laws provisions) of the State of Oregon as applied to agreements to which an Oregon corporation is a party.

16. Taxes.

Any Withholding Taxes payable by the Bank as a result of an exercise of this Option shall be the liability of the Optionee, and Optionee shall pay such Withholding Taxes in accordance with Sections 1 and 2 of this Agreement.

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